EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lee Enterprises, Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-167909) on Forms S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated of our reports dated December 9, 2011, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated and subsidiaries (the Company) as of September 25, 2011 and September 26, 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the 52-week periods ended September 25, 2011, September 26, 2010, and September 27, 2009, and the effectiveness of internal control over financial reporting as of September 25, 2011, which reports appear in the annual report on Form 10-K of Lee Enterprises, Incorporated for the fiscal year ended September 25, 2011.

Our report dated December 9, 2011 on the consolidated financial statements contains an explanatory paragraph that states that the Company has short-term obligations that cannot be satisfied by available funds, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
December 9, 2011